Exhibit 99.1

Koil Energy Solutions, Inc. Announces Second Quarter 2023 Results

Houston, TX – August 8, 2023 – Koil Energy Solutions, Inc. (OTCQB: KLNG) (“Koil Energy” or the “Company”), a specialist in deepwater production and distribution equipment and services, today reported results for the quarter ended June 30, 2023.

Koil Energy at a Glance:

Share Price†:	$0.57	Cash*:	$2.3M
52-Week Range†:	$0.42 - $0.80	Book Value*:	$6.6M
Shares Out.†:	11.9M	Price / Book Value:	1.0x
Market Cap†:	$6.8M	TTM Revenue:	$13.1M
*As of 06/30/23; †As of 08/07/23

Charles Njuguna, Koil Energy’s CEO, commented, “Our second-quarter results generated solid free cash flow but fell short of our earnings expectations. We maintain a constructive outlook on the rest of the year as offshore activity remains strong and we continue to position ourselves to meet the operational and financial goals we set for the year. We have been busy engaging with our customers on a deeper level to better understand their offshore needs, and these efforts have instigated an increased level of bidding requests from our customers. As a result, we recently announced the receipt of several contract awards involving the design, engineering, and manufacturing of hose and steel tube flying leads and electrical and hydraulic distribution manifolds for various locations in the Gulf of Mexico, resulting in our project backlog increasing approximately fifty percent when compared to this time last year.

"While we have more work to do, we are focused on driving stability in our operations and supply chain to better manage cash flow, preserve liquidity, and meet our customer commitments. Bidding and project activity remain strong, and we are confident our streamlined operations and continued focus on our core strengths will allow us to increase productivity and steadily grow investment in our people, products, and technologies."

Operating Results

Koil Energy’s revenues for the three months ended June 30, 2023 (“Q2 2023”) of $3.5 million were consistent when compared to revenues of $3.5 million for the three months ended June 30, 2022 (“Q2 2022”). Gross profit for Q2 2023 was $1.1 million, or 33 percent of revenues, compared to Q2 2022 gross profit of $1.5 million, or 42 percent of revenues. Q2 2023 results reflect a higher volume of product-oriented, fixed priced projects and lower margin passthrough service costs.

Operating expenses were $1.6 million, or 45 percent of revenues, in Q2 2023 compared to $1.5 million, or 42 percent of revenues, in Q2 2022. The $0.1 million, or 3 percent, increase in operating expenses was mainly due to higher research and development costs and finance lease payments offset by lower professional fees and facility-related costs.

Due to the factors discussed above, Koil Energy reported a Q2 2023 net loss of $0.4 million, or a $0.04 loss per diluted share, compared to a Q2 2022 net profit of $0.2 million, or $0.01 per diluted share. Per share results for Q2 2023 and Q2 2022 are based on 11.89 million and 12.06 million weighted average shares outstanding, respectively.

Koil Energy reported a modified EBITDA of negative $0.3 million in Q2 2023 compared to a modified EBITDA of $0.2 million in Q2 2022. The decrease in modified EBITDA reflected lower gross margins during the three months ended June 30, 2023 as compared to the three months ended June 30, 2022.

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Financial Position

At June 30, 2023, working capital totaled $3.5 million, which includes cash of $2.3 million and receivables of $3.7 million. This is compared to $3.9 million if working capital at the beginning of the year, which includes cash of $2.4 million and receivables of $2.9 million. Shareholders’ equity totaled $6.6 million, or approximately $0.56 per common share, at June 30, 2023, compared to $7.1 million, or approximately $0.59 per common share, at the beginning of the year. The Company maintains access to a $4.5 million factoring arrangement, which remains unused at June 30, 2023.

About Koil Energy, Inc. (www.koilenergy.com)

Koil Energy Solutions is a leading energy services company offering subsea equipment and support services to the world’s energy and offshore industries. We provide innovative solutions to complex customer challenges presented between the production facility and the energy source. Our core services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, and related services. Additionally, Koil Energy’s highly experienced team can support subsea engineering, manufacturing, installation, commissioning, and maintenance projects located anywhere in the world.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Investor Relations:

Trevor Ashurst

ir@koilenergy.com

281-862-2201

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KOIL ENERGY SOLUTIONS, INC.

SUMMARY FINANCIAL DATA

(UNAUDITED)

Comparative Condensed Consolidated Income Statement

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands, except per share amounts)
Revenues	$3,508	$3,499	$7,232	$7,100
Cost of sales	2,360	2,018	4,442	4,204
Gross profit	1,148	1,481	2,790	2,896
Total operating expenses	1,569	1,475	3,306	3,203
Operating income (loss)	(421)	6	(516)	(307)
Total other expense (income)	8	(181)	9	(235)
Income (loss) before income tax expense	(429)	187	(525)	(72)
Income tax expense	4	10	5	15
Net income (loss)	$(433)	$177	$(530)	$(87)
Net income (loss) per share, basic and diluted	$(0.04)	$0.01	$(0.04)	$(0.01)
Weighted-average shares outstanding, basic and diluted	11,888	12,057	11,888	12,136

Comparative Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2023	2022
	(In thousands)
Assets:
Cash	$2,347	$2,353
Other current assets	5,023	4,532
PP&E, net	3,092	3,305
Other non-current assets	6,271	6,425
Total assets	$16,733	$16,615

Liabilities:
Current liabilities	3,822	2,989
Other long-term liabilities	6,293	6,518
Total liabilities	10,115	9,507
Stockholders' equity	6,618	7,108
Total liabilities and stockholders' equity	$16,733	$16,615

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KOIL ENERGY SOLUTIONS, INC.

SUMMARY FINANCIAL DATA, CONTINUED

(UNAUDITED)

Modified EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands)
Net income (loss)	$(433)	$177	$(530)	$(87)
Add: Interest expense, net	2	3	4	5
Add: Income tax expense	4	10	5	15
Add: Depreciation and amortization	154	173	306	369
Add: Share-based compensation	16	14	40	71
Add: Relocation costs	–	29	9	29
Deduct: Gain on sale of asset	(1)	(134)	(2)	(188)
Deduct: Reversal of litigation accrual	–	(100)	–	(100)

Modified EBITDA (loss)	$(258)	$172	$(168)	$114

Cash flow data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands)
Cash provided by (used in):
Operating activities	$912	$1,257	$238	$780
Investing activities	(2)	(420)	(80)	(767)
Financing activities	(82)	(100)	(164)	(250)
Change in cash	$828	$737	$(6)	$(237)